Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. on Form S-8 of our report dated December 24, 2015, with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2015 and 2014 and for the years then ended appearing in the Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2015.

/s/ Macum LLP

Marcum llp

Boston, Massachusetts

January 6, 2016